Exhibit 99.8

FOR IMMEDIATE RELEASE		May 9, 2006
Media Contact:	Alan Bunnell, (602) 250-3376	Page 1 of 2
Analyst Contact:	Rebecca Hickman, (602) 250-5668
Web site:	www.pinnaclewest.com
PINNACLE WEST FIRST QUARTER EARNINGS
LOWER DUE TO HIGHER FUEL COSTS
PHOENIX — Pinnacle West Capital Corporation (NYSE: PNW) today reported lower consolidated net income for the quarter ended March 31, 2006, of $12.5 million, or $0.13 per diluted share of common stock. This result compares with net income of $24.4 million, or $0.27 per share, for the comparable quarter a year ago.
Arizona Public Service (APS) reported a net loss of $5.5 million for the first quarter of 2006, compared with net income of $27.0 million for the same period a year ago. Whereas, SunCor Development Co., Pinnacle West’s real estate subsidiary, delivered solid performance, reporting net income of $22.0 million, compared with $9.4 million in the 2005 first quarter.
“APS’ first quarter sales growth was strong, increasing 4 percent in 2006. But the associated revenue growth was more than offset by high natural gas and purchased power prices,” said Chairman Bill Post. “The power supply adjustor approved by the Arizona Corporation Commission (ACC) last week allows us to begin collecting a significant portion of our fuel cost increases on a timely basis.
“And, the ACC’s order will improve APS’ cash flow, which is essential to maintaining its financial integrity and investment grade credit ratings so as to allow us to continue supporting Arizona’s growth in the most cost-effective manner for our customers.”
For more information on Pinnacle West’s operating statistics and earnings, please visit www.pinnaclewest.com/financials.
Pinnacle West is a Phoenix-based company with consolidated assets of about $11 billion. Through its subsidiaries, the Company generates, sells and delivers electricity and sells energy-related products and services to retail and wholesale customers in the western United States. It also develops residential, commercial and industrial real estate projects.

PINNACLE WEST FIRST QUARTER EARNINGS	May 9, 2006

Conference Call
Pinnacle West invites interested parties to listen to the live web cast of management’s conference call to discuss the Company’s 2006 first quarter earnings and recent developments at 1:00 p.m. (ET), today, Tuesday, May 9, 2006. The web cast can be accessed at www.pinnaclewest.com/presentations and will be available for replay on the web site for 30 days. To access the live conference call by telephone, dial (877) 356-3961 and enter reservation number 8073391. A replay of the call also will be available until 11:55 p.m. (ET), Tuesday, May 16, 2006, by calling (800) 642-1687 in the U.S. and Canada or (706) 645-9291 internationally and entering the same reservation number as above.

PINNACLE WEST CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(in thousands, except per share amounts)

	THREE MONTHS ENDED
	MARCH 31,
	2006	2005
Operating Revenues
Regulated electricity segment	$466,126	$416,030
Marketing and trading segment	85,002	89,257
Real estate segment	107,854	69,936
Other revenues	11,224	10,135

Total	670,206	585,358

Operating Expenses
Regulated electricity segment fuel and purchased power	157,395	78,423
Marketing and trading segment fuel and purchased power	74,175	70,809
Operations and maintenance	178,427	155,084
Real estate segment operations	71,330	55,334
Depreciation and amortization	87,621	90,944
Taxes other than income taxes	35,573	34,565
Other expenses	8,522	8,374

Total	613,043	493,533

Operating Income	57,163	91,825

Other
Allowance for equity funds used during construction	3,801	2,603
Other income	5,467	1,726
Other expense	(4,541)	(5,309)

Total	4,727	(980)

Interest Expense
Interest charges	47,526	45,965
Capitalized interest	(4,024)	(3,289)

Total	43,502	42,676

Income From Continuing Operations Before Income Taxes	18,388	48,169

Income Taxes	6,793	18,570

Income From Continuing Operations	11,595	29,599

Income (Loss) From Discontinued Operations
Net of Income Taxes	860	(5,151)

Net Income	$12,455	$24,448

Weighted-Average Common Shares Outstanding — Basic	99,115	91,962

Weighted-Average Common Shares Outstanding — Diluted	99,449	92,045

Earnings Per Weighted-Average Common Share Outstanding
Income From Continuing Operations — Basic	$0.12	$0.32
Net Income — Basic	$0.13	$0.27
Income From Continuing Operations — Diluted	$0.12	$0.32
Net Income — Diluted	$0.13	$0.27
Certain prior year amounts have been reclassified to conform to the 2006 presentation.